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                                                                   EXHIBIT 10.40

                    CALYPTE BIOMEDICAL, TRINITY BIOTECH plc
                            JOINT VENTURE AGREEMENT


OBJECTIVE. To form a joint venture between Calypte Biomedical and Trinity Biotech in order to develop an immunogold based rapid test for the detection of antibodies to HIV1 and HIV2 in human urine samples.

NATURE OF JOINT VENTURE. Calypte Biomedical is skilled in the art of the detection of HIV antibodies in urine and can provide know how, expertise and patent protection in the area. Trinity Biotech is expert in the development of rapid assays for HIV antibody diagnosis and can provide a proven immunogold HIV rapid assay format and patent protection in the form of Trinity Biotech's own format patents and a license to the Becton Dickinson immunochromatography patents.

PROJECT. It is proposed that the overall product development project will take approximately twelve (12) months to complete. The project will be broken down into two distinct phases. Phase 1 is a feasibility stage which is expected to last no more than 4 months and which will be used to establish if the UniGold HIV1/2 assay is capable to achieving the required levels of sensitivity and specificity using urine as the sample.

If Phase 1 of the project proves successful, i.e., that the results generally indicate, as agreed by all parties, that an assay can be developed to the desired specifications then the project will move into phase 2 or product development proper. It is envisaged that Phase 2 will last up to 9 months.

If Phase 1 of the project proves unsuccessful, i.e. it is deemed unlikely that continuing the project further will result in the desired product then the project will be terminated at this point.

For both phases of the project, the product development program, the desired specifications and the results achieved will be reviewed and agreed by a joint technical committee comprising of Dr. Edward Balbirnie R&D Manager and Dr. Jim Walsh, COO on behalf of Trinity biotech, and Dr. Toby Gottfried, Director of Research and Dr. Dean Schroer Director of Development on behalf of Calypte Biomedical. The product development work will be carried out at Trinity Biotech and will be supervised on a day to day basis by Dr. Balbirnie.

*****

MANUFACTURING.  Final product will be manufactured by Trinity Biotech.

MARKETING. Both Calypte and Trinity have rights to sell the product world-wide in their own livery.

*****

As it is envisaged that OEM's/Strategic Alliances are the means by which the maximum sales potential of this product may be realized, both partners will have the right to pursue OEM/Strategic alliance arrangements. Selection of OEM/Strategic partners will be jointly agreed on a common sense basis.

*****

***** Confidential treatment requested as to certain portions of this exhibit.

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It is agreed by both parties that for the duration of the feasibility phase of this project this document is adequate to cover the understanding between the companies. Should the feasibility phase prove successful and the project moves into phase two, the parties will meet and a more comprehensive agreement will be negotiated and put in place.

This memorandum of understanding is non-binding and subject to the approval of the Board of Directors of the parties hereto.


Signed on behalf of:


TRINITY BIOTECH plc.                        CALYPTE BIOMEDICAL CORPORATION

/s/  Jim Walsh                              /s/ Jack Davis
-----------------------------               -------------------------------
Dr. Jim Walsh, Director & COO               Mr. Jack Davis, President & CEO


***** Confidential treatment requested as to certain portions of this exhibit.